Contact:	Susannah Robinson Director, Investor Relations 617-342-6129

FOR IMMEDIATE RELEASE

Cabot Corporation Announcement

BOSTON, September 30, 2005- Cabot Corporation (NYSE: CBT) announced today that all employees and their families at its two carbon black facilities in Louisiana are safe and accounted for after Hurricane Rita. The Company operates facilities in both Franklin and Ville Platte, Louisiana. Its Ville Platte plant received minimal damage and operations were restored to full production levels shortly after the storm. Its Canal facility in Franklin, Louisiana experienced significant flooding as a result of Hurricane Rita and is not expected to restart production for approximately two weeks.

Cabot estimates the impact on earnings of Hurricane Rita could be as much as $5 million when taking into account lost sales, plant and equipment repairs and inventory damage. Since the Company’s press release regarding the impact of Hurricane Katrina, Cabot has seen a continued escalation of feedstock and natural gas costs. The Company also anticipates a further negative impact from higher utility costs and inventory drawdowns.

The Company also announced today that the Joint Committee on Taxation has approved the Company’s settlement with the Internal Revenue Service’s Appeals Office with respect to the examination of the 1997 through 1999 tax years, as well as the Company’s refund claims from the carryback of research and foreign tax credits. The Company expects the settlement will have a favorable impact on net income for the fourth quarter of fiscal 2005 of approximately $20 million.

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward looking statements relate to the Company’s financial outlook and business environment that are based on management’s current expectations and the current economic environment. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Further, certain forward-looking statements are based on assumptions as to future events that may not prove to be accurate. Therefore, actual outcomes and results may differ materially from what is expressed in such forward-looking statements. Economic, business, competitive and regulatory factors that affect Cabot’s business are generally discussed in the Company’s filings with the Securities and Exchange Commission. The forward-looking statements contained in this press release speak only as of the date hereof, September 30, 2005, and the Company undertakes no obligation to update them, whether as a result of new information, future events or otherwise.

Cabot Corporation is a global specialty chemicals and materials company headquartered in Boston, MA. Cabot’s major products are carbon black, fumed silica, inkjet colorants, capacitor materials, and cesium formate drilling fluids. The website address is: www.cabot-corp.com.

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